Exhibit 10.32

FREEHAND SYSTEMS, INC.
95 First St.
Suite 200
Los Altos, CA 94022

September 24, 2007

HAL LEONARD CORPORATION
777 West Bluemound Road
Milwaukee, Wisconsin 53213

Gentleman:

This letter agreement (this “Agreement”) will set forth the understanding and agreement reached between Hal Leonard Corporation (hereinafter referred to as “HLC”) and FreeHand Systems, Inc. (hereinafter referred to as “FSI”) with respect to the distribution and sale of FSI’s MusicPad line of digital music display devices and accessories (hereinafter referred to as the “Products”).

1. FSI hereby appoints and designates HLC, during the term (as hereinafter defined) of this Agreement, FSI’s representative in the Territory (as hereinafter defined) for the distribution and sale of the Products. Subject to a) below, HLC’s distribution rights shall be:

a)

HLC shall issue a purchase order to FSI (the “Purchased Product”) under such pricing, payment and delivery terms that the parties shall mutually agree upon. In exchange for that commitment and payment, FSI will grant distribution rights as described below.

b)

exclusive to the music trade (musical instrument retailers and music print retailers) other than those accounts retained by FSI as set for the on the annexed Schedule A – as to which both HLC and FSI may market directly. HLC and FSI agree to cooperate with respect to those dealers to maximize sales; and

c)	non-exclusive direct to schools and direct to consumers, and all other markets.

2. The term of the Agreement shall be for one (1) year from the dated hereof, which term shall thereafter be automatically renewed for consecutive additional periods of one (1) year each unless either party provides the other party with not less that ninety (90) days prior written notice that such party does not intend for the term of this agreement to extend. Exclusivity will continue only if during the period of this Agreement HLC has sold at least 5,000 units. Otherwise renewal will be on a non-exclusive basis in the Territory.

3. The territory covered herein is United States of America, Canada, Mexico, Central America, South America, Australia, and New Zealand, collectively the “Territory”.

4. HLC shall be solely responsible for the warehousing, shipping, distribution, and collection of receivables for the Products delivered to HLC hereunder and for all costs and expenses incurred in connection therewith and associated thereto. In connection with the foregoing, HLC shall maintain, at HLC’s sole cost and expense, adequate insurance with respect to all Products within HLC”s custody and control. As full consideration for its services HLC shall be entitled to retain as distribution fee fifteen percent (15%) of all monies received by HLC from the sale of the Products (the “Gross Receipts”). HLC shall pay to FSI the balance of the Gross Receipts after the deduction of unite cost associated with any purchased Product sold. HLC shall charge FSI a fulfillment fee of Thirty Five Dollars ($35.00) for each Product sold, invoiced, and collected by FSI. In addition, HLC shall charge FSI the united costs associated with any Purchased Products sold, invoiced, and collected by FSI. Such fees shall be invoiced on a monthly basis, payable within thirty (30) days.

5. The pricing at which HLC shall distribute and sell the Products shall be established by HLC which approval of FSI.

6. As between HLC and FSI, FSI shall be responsible for all warranty obligations on the Products and shall handle, at its expense, all issues relating to technical support, including customer product inquires, defects, and repair. HLC shall not alter any warranty information given to it by FSI. In connection therewith, FSI shall supply HLC with referral contact information for such technical support. HLC shall promptly notify FSI of all warranty claims that HLC become aware of. FSI and HLC will train HLC’s dealers in FSI’s product support alternatives. HLC will be responsible for responding to dealer questions. FSI will be responsible for responding to end user customer questions pursuant to its support alternatives.

7. FSI shall ship an initial inventory of the Products as mutually determined by HLC and FSI to HLC’s warehouse in Winona, Minnesota at FSI’s expense. Thereafter, HLC will order and FSI will supply HLC with additional Product at FSI’s expense as needed.

8. HLC shall have the right to use at cost plus 10% reasonable quantities, subject tot FSI’s approval, of the Products for sales presentations and trade shows.

9. HLC agrees to promote the Products using HLC’s normal advertising methods including, but not limit to, catalog space, trade releases, flyers, trade shows, etc. Cost for any advertising and promotion which is dedicated solely to the Products shall be shared between the parties on the basis of 100% of such costs I the first six (6) months payable by HLC; fifty percent (50%) of such costs payable by HLC and (50%) of such costs payable by FSI thereafter; provided that any such advertising and promotion is subject to the mutual approval of the parties.

10. If HLC elects exclusivity pursuant to Item 1 a), FSI shall cause each copy of the Products shipped to HLC hereunder to bear the legend, either on the Products themselves, or on the packaging in which they are wrapped for distribution, in substantially the following form:

Exclusive Distributor: Hal Leonard Corporation

In the event FSI fails or neglects to cause such legend to appear, HLC shall have the right to add an appropriate legend by affixing a sticker to each copy of the Products (or the wrapping containing the Products) distributed by HLC. HLC shall not remove or alter any trademark, trade name, copyright or patent identification that may be affixed to the Products by label or otherwise.

11. Except the first purchase order under Item 1 a), HLC shall account to FSI for and pay all sums due as FSI’s share of Gross Receipts after the deduction of a reasonable reserve against returns, within thirty (30) days after the last day of each month. The payment by HLC shall be accompanied by a statement which shall set forth with respect to the period being accounted for, the total amount received by HLC from sales of the Products, the total number of Products sold, and the total amount retained by HLC in connection with such sales and such other information as FSHI may from time to the time reasonably request. Each reserve shall by liquidated by paying the amount thereof to FSI no later than four (4) accounting periods after such reserve is established.

12. FSI or FSI’s authorized representatives shall have the right to inspect and audit HLC’s books and records, at FSI’s sole cost and expense, relating to transactions involving the rights granted hereby no more frequently that once during each year of the term hereof and for a period ending to (2) years after FSI’s receipt of the last statement due hereunder. Such audit and inspection shall be conducted at HLC’s office during normal business hours on at least fifteen (15) days prior written notice. Amounts due FSI shall be paid by HLC promptly upon receipt and acceptance of the audit results. If the amount due FSI exceeds 5% of the total amount due for the period, HLC shall also pay the cost of the audit.

13. Upon the expiration of the term of this Agreement, HLC shall upon FSI’s request and at FSI’s sole expense ship FSI or to FSI’s designee al existing inventory of the Products or, at

FSI’s election, destroy such existing inventory. Notwithstanding the foregoing, with respect to the Purchase Product, HLC shall have the right to continue to sell any remaining inventory through exhaustion, unless FSI elects to purchase same from HLC within thirty (30) days after expiration of the term.

14. Each of the parties hereto represents and warrants to the other that it has the full and unencumbered right and authority to enter into this Agreement and perform in accordance with the terms hereof. FSI represents and warrants that FSI owns and controls all rights in the trademarks, trade names, designs, logos, patents and technology which are being made available in connection with the Products, together with all copyrighted material (if any) being made available or which will be made available by FSI for use by HLC hereunder; that with respect to any Products bearing third party copyrighted musical compositions or other copyrighted material, FSI shall assume sole responsibility for securing all necessary licenses and permissions for the use thereof and FSI shall make all royalty payments as required by any and all third party copyright owners; that the Products do not invade the right of privacy of any party, or contain any matter libelous or otherwise in contravention of the rights of any party, and that all statements right to use and to authorize HLC to use names and likenesses of all individuals whose names or likenesses are used in connections with the Products, the packaging of the Products and all advertising and publicity material related to the Products and made available by FSI for HLC’s use in connection which HLC’s distributions and sale of copies of the Products on FSI’s behalf; that no use by HLC of any such trademarks, trade names, designs, logos, copyrighted materials or names or likenesses of agreement will violate or infringe upon the rights of any third party; and that FSI has not heretofore granted, transferred or assigned and during the term hereof will not grant, transfer or assign to any third party any of the rights granted to HLC.

15. Each of the parties hereto agrees to indemnify and save and hold the other harmless from and against any and all claims, liabilities, damages and expenses (including reasonable attorneys’ fees) resulting from breach by such party of any of the foregoing which are adjudicated or settled with the consent of the indemnitor, which consent shall not be unreasonable withheld. The indemnitee shall give the indemnitor prompt notice of any claim to which the foregoing indemnity relates and the indemnitor shall have the opportunity to join in the defense of such claim at its sole cost and expense and with counsel of its choice.

16. Neither party hereto shall be entitled to recover damages or to terminate the term of the Agreement by reason of the breach by the other party of any of its obligations hereunder unless such breach is a material breach of a material obligation, and unless such breaching party has failed to remedy such breach within thirty (30) days following receipt of written notice of such breach for the other party.

17. HLC’s and FSI’s status hereunder shall be that of independent contractors and nothing contained herein shall create, expressly or by implication, a partnership, joint venture or other association between the parties. HLC shall not have the right to assign this Agreement and/or any of HLC’s rights hereunder to any person, firm or corporation except that HLC may so assign this Agreement of HLC’s said rights to any subsidiary. Parent company, affiliate or to any third party acquiring a substantial portion of HLC’s assets or stock.

18. Agreement shall be binding upon and inure to the benefit of the parties hereto their respective successors and permitted assigns. This Agreement may not be assigned by either HLC or FSI without the written permission of the other party. This agreement shall be construed and interpreted under the laws of the Sate of New York. Any dispute hereunder shall be determined by a court of competent jurisdiction within the State of New York.

If the foregoing fully and accurately sets forth HLC’s understanding of the agreement reached between HLC and FSI, kindly execute and return the enclosed copy of this Agreement to the undersigned.

Very truly yours,

FREEHAND SYSTEMS, INC.

By	/s/ Kim A. Lorz

Fed. I.D.	#77-0569720

HAL LEONARD CORPORATION

By	S/S Larry Morton

Exhibit A

Music and Arts Centers

Musicians Friend

Sweetwater Sound, Inc.

Yamaha Corporation

Sam Ash Music